Exhibit 10.89

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated June 21, 2010 (the “Agreement”), by and between Randstad Professionals US, LP, d/b/a Tatum, previously known as SFN Professional Services LLC d/b/a Tatum, (“Tatum,” “we,” “us” or “our”) and Goodman Networks (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Professional Name: Geoff Miller, CFO Partner

Service Description or Position: Support with transitioning the Interim CFO role to the permanent CFO and other tasks as requested by the Company.

Company Supervisor: Chief Financial Officer

Start Date: February 16, 2015

Termination: Either party may terminate this Schedule at any time for any reason upon notice to the other party. This schedule provides for the Services of the Tatum Professional on a week to week basis.

Fees: You will pay to Tatum a fee of $250 per hour for the Tatum Professional. In addition, Company agrees to pay one and a half times the hourly rate for all hours worked over 40 hours in a week. The fees set forth in this Schedule will automatically increase on an annual basis commencing with the first anniversary of this Schedule in an amount equal to 6% per year.

Billings: Tatum will bill for Services weekly in arrears.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Randstad Professionals US, LP, d/b/a Tatum		Goodman Networks

By:	/s/ Jim Schuchard	By:	/s/ Shakeeb Mir
Name:	Jim Schuchard	Name:	Shakeeb Mir
Title:	Office Managing Partner	Title:	Chief of Staff
Date:	February 16, 2015	Date:	February 16, 2015